Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-149433 and 333-140035 of Polonia Bancorp on Form S-8 of our report dated April 12, 2012, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ S.R. Snodgrass, A.C.

Wexford, Pennsylvania

April 12, 2012